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                                                                    EXHIBIT AA

                             LCO INVESTMENTS LIMITED
                                 ST. PETER PORT
                            GUERNSEY, CHANNEL ISLANDS


                                                              August 12, 1999


Mr. Adam Flint
Octagon HolbornTower
137-144 High Holborn Street
London WC  1V6PL

Dear Mr. Flint:

      You have accepted employment by BriteSmile Inc., a company of which we are a substantial shareholder. To incent you to carry out your employment duties to the best of your ability, we agree with you as follows:

      1. We hereby grant you options ("Options") to purchase from us up to 100,000 shares of BriteSmile common stock at a purchase price of $1.07 per share on the terms and conditions set forth in this letter.

      2. Your rights to exercise such options shall vest and become exercisable only if you commence employment at BriteSmile on or before August 31, 1999 and only if and to the extent the performance targets and conditions set forth in this Letter are met.

      3.    A.    The First Target Period shall be Calendar Year 2000.

            B.    The Second Target Period shall be Calendar Year 2001.

            C.    The Third Target Period shall be Calendar Year 2002.

            D.    The Fourth Target Period shall be Calendar Year 2003.

      4. Subject to Section 2, you shall have the right to exercise Options on up to 25,000 shares of BriteSmile common stock if the First Performance Target is met. The First Performance Target shall be met if and only if during the First Target Period both (i) the average number of paid procedures per chair per day ("PPCD's") in the Five Existing Centers (i.e., Walnut Creek, Pasadena, Beverly Hills, Irvine and LaJolla) equals at least 2.5, and (ii) the PPCD's in all BriteSmile Associated Centers operating on June 31, 2000 equals at least 1.0.

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      PPCD's shall be computed in the case of the Five Existing Centers in accordance with the following formula:

                                     (A + B)
                                     -------
                                        C

      Where A equals the total number of BriteSmile teeth whitening procedures for which a customer has paid that are performed in all Five Existing Centers during the First Target Period and where B equals the weighted average of the number of BriteSmile 2000 Systems in the Five Existing Centers during the First Target Period and where C equals the average number of days that the Five Existing Centers were open for business during the First Target Period.

      PPCD's shall be computed in the case of BriteSmile Associated Centers operating on June 30, 2000 in accordance with the following formula:

                                        A
                                        -
                                        B

      Where A equals the total number of BriteSmile teeth whitening procedures for which BriteSmile is paid that are performed during the First Target Period in all BriteSmile Associated Centers and where B equals the sum of Total Chair Days of each BriteSmile Associated Center. The "Total Chair Days" of each BriteSmile Associated Center means the number of BriteSmile Systems in such Associated Center multiplied by the actual number of days in the First Target Period that such Associated Center was open for business. A "BriteSmile Associated Center" shall mean all locations in the United States where BriteSmile 2000 Systems are operating on June 30, 2000 other than (i) the Five Existing Centers (ii) any other location managed by BriteSmile under arrangements similar to the arrangements pursuant to which the Five Existing Centers are managed and (iii) any location operated pursuant to the arrangement between BriteSmile and OCA.

      5. In addition to any Options that you may be entitled to exercise if the First Performance Target is met and subject to Section 2, you shall have the right to exercise Options on up to 25,000 shares of BriteSmile Common Stock upon the satisfaction of each of the following three Performance Targets:

      (a) Performance Target Two will be met if and only if during the Second Target Period the Conversion Rate of Paid BriteSmile Procedures to BriteSmile Call Center Net Calls as computed by BriteSmile shall be equal to not less than 40%.

      (b) Performance Target Three will be met if and only if during the Third Target Period the Conversion Rate of Paid BriteSmile Procedures to BriteSmile Call Center Net Calls as computed by BriteSmile shall be equal to not less than 50%.


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      (c) Performance Target Four will be met if and only if during the Fourth
Target Period the Conversion Rate of Paid BriteSmile Procedures to BriteSmile Call Center Net Calls as computed by BriteSmile shall be equal to not less than 55%.

      6. In addition, anything herein to the contrary notwithstanding, if you are employed by BriteSmile for less than the entire calendar year to which any of the Performance Target relates, and if such Performance Target is met, the amount of Options which you shall be entitled to exercise with respect to such Performance Target shall be reduced to the amount obtained by multiplying 25,000 by a fraction the numerator of which shall be the number of days during such year during which you were employed by BriteSmile and the denominator of which shall be 365.

      7. You must exercise any and all Options that you have the right to exercise not later than the earlier of (x) 60 days after the end of the year in which your employment with BriteSmile terminates, or (y) August 31, 2004. Any Options not so exercised shall lapse and no longer be exercisable.

      8. Anything in this letter to the contrary, if your employment by the Company is terminated for "cause" as that term is defined in BriteSmile's 1997 Stock Option Plan, all of your Options, vest and unvested, shall be forfeited and no longer be exercisable.

      9. The Options shall be assignable or transferable by you and may be exercised only by you or your estate.

      10. Nothing herein shall create any right to future or continued employment between you and BriteSmile, and no termination of your employment with BriteSmile, whether with or without cause, shall give you any rights against us or BriteSmile with respect to the Options except as expressly set forth herein.

      If you are in agreement with the foregoing, please so indicate by signing a copy of this letter and returning it to us as soon as possible. After August 31, 1999 this document and the grant options set forth herein is no longer valid unless previously executed by you and received by us.

                                         Very truly yours,

                                         LCO INVESTMENTS LIMITED


                                         By: /s/ MICHAEL C. M. YONG
                                             --------------------------

Accepted and Agreed August 13, 1999


/s/ ADAM FLINT
-------------------------------
ADAM FLINT


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